EXHIBIT 32.1

Certification Pursuant to 18 U.S.C. Section 1350

Pursuant to 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Macatawa Bank Corporation (the "Company") that the Annual Report of the Company on Form 10-K for the accounting period ended December 31, 2010 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Dated: February 24, 2011	/s/ Ronald L. Haan
Ronald L. Haan Chief Executive Officer

Dated: February 24, 2011	/s/ Jon W. Swets
Jon W. Swets Senior Vice President and Chief Financial Officer